Exhibit 99.01

NuStar Energy L.P. Reports Solid First Quarter of 2022 Earnings Results

Permian Crude System Volumes Remain Strong/Expect to Exit 2022 between 560,000 to 570,000 Barrels Per Day

Both Crude and Refined Product Pipeline Throughputs Up Quarter-Over-Quarter as Demand Continues to Strengthen

Solid Quarterly Performance Across Business

Updated 2022 Capital Outlook

SAN ANTONIO, May 5, 2022 - NuStar Energy L.P. (NYSE: NS) today announced solid results for the first quarter of 2022 fueled by strong volumes in its Permian Crude System and its refined products and crude oil pipelines.

“I am pleased to report that we have once again delivered solid results that demonstrate the strength and resilience of our assets,” said NuStar President and CEO Brad Barron.

Last Friday, NuStar closed on its divestiture of the Point Tupper terminal facility in Canada for $60 million in proceeds, which it plans to utilize to build its financial flexibility and strengthen its balance sheet. Barron noted that the quarter’s results include a non-cash charge related to this divestiture.

“As a result of this non-cash charge, NuStar reported net income of $12 million for the first quarter of 2022, or a $0.22 net loss per unit, compared to net income of $42 million, or $0.05 per unit for the first quarter of 2021. On an adjusted basis, excluding the effect of the non-cash charge, NuStar reported net income of $57 million, or $0.19 per unit, in the first quarter of 2022, up $15 million or 36 percent, over net income of $42 million in the first quarter of 2021.”

NuStar also reported adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $173 million for the first quarter of 2022, compared to first quarter of 2021 EBITDA of $169 million, a two percent increase.

“On an ‘apples-to-apples’ basis, excluding the contribution of the Eastern U.S. terminals we sold in October, our first quarter 2022 adjusted EBITDA was up $12 million, a seven percent increase over the first quarter of 2021,” Barron noted.

Distributable cash flow (DCF) available to common limited partners was $91 million for the first quarter of 2022, a 13 percent increase over DCF of $81 million in the first quarter of 2021. The distribution coverage ratio to common limited partners was a strong 2.06 times for the first quarter of 2022.

Permian Crude System Continues to Outpace Production Growth of Permian Basin

NuStar’s Permian Crude System’s volumes averaged 510,000 barrels per day in the first quarter of 2022, comparable to fourth quarter 2021 volumes and an increase of 27 percent over the first quarter of 2021.

“Our well-positioned Permian Crude System, located in some of the most active counties of the basin, continues to outpace the production growth of the Permian Basin as a whole,” said Barron. “Although U.S. oil production has been slow to respond to the recent run-up in crude prices due to a variety of factors, including supply chain challenges, we continue to work closely with our top-tier producers, and we are encouraged by their drilling plans for the rest of 2022. So we continue to expect to exit 2022 between 560,000 to 570,000 barrels per day, about 10 percent above our 2021 exit, mainly driven by our private producers.”

Barron commented that throughputs on NuStar’s Corpus Christi Crude System averaged around 340,000 barrels per day in the first quarter of 2022, an increase of about six percent compared to the first quarter of 2021.

Crude and Refined Product Demand Continues to Strengthen

Barron stated that NuStar saw strong improvement across its pipeline systems, with throughput up 16 percent in the first quarter of 2022, compared to the first quarter of 2021.

“We saw even stronger improvement to throughputs on our crude pipelines, which were up 19 percent in the first quarter of 2022 over the first quarter of 2021,” said Barron.

Barron added that NuStar’s refined products pipeline throughput was up 11 percent in the first quarter of 2022 compared to the first quarter of 2021.

“Our refined products pipelines continue to deliver consistent and strong results, reflecting the strength of our assets and our position in the markets we serve across the mid-Continent and throughout Texas,” said Barron. “In addition, our Northern Mexico refined products supply pipelines are performing well, with volumes now above our average for 2021 and with first quarter 2022 throughput up 27 percent compared to the first quarter of 2021.”

Solid Quarterly Performance Across Business

Barron noted that first quarter 2022 operating income for NuStar’s Pipeline Segment was $96 million, compared to $79 million in the first quarter of 2021. EBITDA in the Pipeline Segment was $141 million, up by about $17 million, or 13 percent, compared to $124 million in the first quarter of 2021. He also noted that operating income and EBITDA for NuStar’s Fuels Marketing Segment for the first quarter of 2022 was $7 million, up $4 million from the first quarter of 2021, largely due to stronger bunker fuel margins.

“Due to the non-cash impairment associated with the divestiture of the Point Tupper Terminal facility, NuStar’s Storage Segment reported an operating loss of $15 million in the first quarter of 2022, compared to operating income of $27 million in the fourth quarter of 2021,” Barron said. “However, on an ‘apples-to-apples’ basis, our adjusted EBITDA for our Storage Segment for the first quarter of 2022 was $50 million, up by about $4 million or seven percent, over fourth quarter 2021 EBITDA of $46 million.”

West Coast Renewable Fuels Network Continues to Grow

Barron once again highlighted the growth of NuStar’s West Coast Renewable Fuels Network, which plays an integral role in facilitating the low-carbon renewable fuels that significantly reduce emissions from transportation.

Barron noted that in the first quarter of 2022, NuStar’s West Coast storage assets generated about 29 percent of its total storage segment revenue.

“We expect our West Coast network’s revenue to continue to grow in 2022, as we complete two more projects at our Stockton terminal that will add renewable diesel storage capacity and expand our ethanol transportation solutions, which will increase the significant role NuStar plays in facilitating the West Coast’s transition to low-carbon renewable fuels,” said Barron.

Updated 2022 Capital Outlook

Barron touched upon an optimization initiative that was kicked off earlier this year with the goal of making meaningful reductions in NuStar’s expenses and capital spending to increase the company’s free cash flow in 2022 and beyond.

He noted that while it is still early in the optimization process, he is pleased that NuStar has already identified over $50 million in reductions across 2022 and 2023.

“We are focused on reducing expenses, and we are also working hard to high-grade every dollar of our strategic capital spending, which means assuring that we only execute projects that meet or beat our 2022 hurdles and that are lean, efficient and effective,” said Barron. “In fact, we have been able to reduce our planned strategic capital spending for 2022 to between $115 to $145 million this year, which at the midpoint is $15 million less than we previously announced.”

Barron also gave an update on the allocation of NuStar’s planned strategic capital spending.

“We now expect to allocate $60 million to growing our Permian system, which is scalable with our producers’ throughput volume needs, and about $10 million to expand our West Coast Renewable Fuels Network,” said Barron. “In addition, we continue to expect to spend $35 to $45 million on reliability capital this year. And, of course, we also continue to expect to self-fund all of our spending from internally generated cash flows again this year.”

Positive Outlook

“We have continued to make substantial progress on improving our debt metrics, with a debt-to-EBITDA ratio of 3.92 times at the end of the first quarter of 2022, compared to 4.39 times at the end of the first quarter of 2021 and 3.99 times at the end of the fourth quarter of 2021,” said Barron. “We had $889 million available on our $1.0 billion unsecured revolving credit facility at the end of the first quarter of 2022.

“We expect to generate full-year 2022 net income in the range of $200 to $230 million, and continue to expect to generate full-year 2022 adjusted EBITDA in the range of $700-750 million, which at the midpoint, represents seven percent growth over 2021, when adjusted for the sale of the Eastern U.S. and Point Tupper terminals.

“And finally, I am very pleased by how well NuStar has performed throughout the volatility created in the energy sector by the Russian invasion of Ukraine. The consequences of this invasion are still unfolding throughout the globe. But it has underscored the importance of U.S. energy independence. Today, the U.S. exports more energy than we import, and that is largely the result of U.S. shale production. And I am very proud of the role NuStar plays in on our nation’s energy independence and security and the important work our employees do every day to supply the energy that powers and protects our lives,” Barron concluded.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, May 5, 2022. The partnership plans to discuss the first quarter 2022 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 4754807. International callers may access the discussion by dialing 661/378-9931, passcode 4754807. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 4754807. International callers may access the playback by dialing 404/537-3406, passcode 4754807. The playback will be available until 12:00 p.m. CT on June 5, 2022.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/viq5tqzk or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 63 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 49 million barrels of storage capacity, and NuStar has operations in the United States and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2021 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended March 31,
	2022	2021
Statement of Income Data:
Revenues:
Service revenues	$265,305	$271,883
Product sales	144,558	89,763
Total revenues	409,863	361,646
Costs and expenses:
Costs associated with service revenues:
Operating expenses	86,402	87,287
Depreciation and amortization expense	63,303	68,418
Total costs associated with service revenues	149,705	155,705
Costs associated with product sales	126,715	81,113
Impairment loss	46,122	—
General and administrative expenses	27,071	24,492
Other depreciation and amortization expense	1,824	2,047
Total costs and expenses	351,437	263,357
Operating income	58,426	98,289
Interest expense, net	(49,818)	(54,918)
Other income, net	3,671	398
Income before income tax (benefit) expense	12,279	43,769
Income tax (benefit) expense	(33)	1,512
Net income	$12,312	$42,257

Basic and diluted net (loss) income per common unit	$(0.22)	$0.05
Basic and diluted weighted-average common units outstanding	110,177,045	109,506,222

Other Data (Note 1):
Adjusted net income	$57,290	$42,257
Adjusted net income per common unit	$0.19	$0.05
EBITDA	$127,224	$169,152
Adjusted EBITDA	$173,346	$169,152
DCF	$91,058	$80,545
Distribution coverage ratio	2.06x	1.84x

	For the Four Quarters Ended March 31,
	2022	2021
Consolidated Debt Coverage Ratio	3.92x	4.39x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2022	2021
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,309,085	1,101,327
Refined products and ammonia pipelines throughput (barrels/day)	563,248	508,726
Total throughput (barrels/day)	1,872,333	1,610,053

Throughput and other revenues	$188,683	$169,228
Operating expenses	48,103	45,055
Depreciation and amortization expense	44,828	44,794
Segment operating income	$95,752	$79,379
Storage:
Throughput (barrels/day)	395,803	400,302

Throughput terminal revenues	$26,441	$24,794
Storage terminal revenues	61,480	83,780
Total revenues	87,921	108,574
Operating expenses	38,299	42,232
Depreciation and amortization expense	18,475	23,624
Impairment loss	46,122	—
Segment operating (loss) income	$(14,975)	$42,718
Fuels Marketing:
Product sales	$133,260	$83,855
Cost of goods	126,123	82,403
Gross margin	7,137	1,452
Operating expenses	593	(1,279)
Segment operating income	$6,544	$2,731
Consolidation and Intersegment Eliminations:
Revenues	$(1)	$(11)
Cost of goods	(1)	(11)
Total	$—	$—
Consolidated Information:
Revenues	$409,863	$361,646
Costs associated with service revenues:
Operating expenses	86,402	87,287
Depreciation and amortization expense	63,303	68,418
Total costs associated with service revenues	149,705	155,705
Costs associated with product sales	126,715	81,113
Impairment loss	46,122	—
Segment operating income	87,321	124,828
General and administrative expenses	27,071	24,492
Other depreciation and amortization expense	1,824	2,047
Consolidated operating income	$58,426	$98,289

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended March 31,
	2022	2021
Net income	$12,312	$42,257
Interest expense, net	49,818	54,918
Income tax (benefit) expense	(33)	1,512
Depreciation and amortization expense	65,127	70,465
EBITDA	127,224	169,152
Interest expense, net	(49,818)	(54,918)
Reliability capital expenditures	(6,709)	(8,489)
Income tax benefit (expense)	33	(1,512)
Long-term incentive equity awards (a)	2,829	3,287
Preferred unit distributions	(31,092)	(31,887)
Impairment loss, net of tax	44,978	—
Other items	3,613	4,912
DCF	$91,058	$80,545

Distributions applicable to common limited partners	44,165	43,834
Distribution coverage ratio (b)	2.06x	1.84x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars, Except per Unit and Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	For the Four Quarters Ended March 31,		Year Ended December 31, 2021
	2022	2021
Operating income	$196,591	$400,450	$236,454
Depreciation and amortization expense	269,042	285,319	274,380
Goodwill impairment loss	34,060	—	34,060
Other impairment losses	201,030	—	154,908
Equity awards (a)	13,750	12,763	14,209
Pro forma effects of dispositions (b)	(14,688)	(6,784)	(22,710)
Other	2,081	(1,106)	1,762
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$701,866	$690,642	$693,063

Long-term debt, less current portion	$3,168,425	$3,446,604	$3,183,555
Finance leases	(52,510)	(53,987)	(52,930)
Net fair value adjustments, unamortized discounts and unamortized debt issuance costs	37,225	41,323	38,315
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)	(402,500)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,750,640	$3,031,440	$2,766,440

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.92x	4.39x	3.99x
(a)This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(b)For the four quarters ended March 31, 2022 and the year ended December 31, 2021, these adjustments represent the pro forma effects of the disposition of the Eastern U.S. terminals. For the four quarters ended March 31, 2021, this adjustment represents the pro forma effect of the disposition of the Texas City terminals.

The following is a reconciliation of net income / net loss per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended March 31, 2022
Net income / net loss per common unit	$12,312	$(0.22)
Impairment loss, net of tax	44,978	0.41
Adjusted net income / adjusted net income per common unit	$57,290	$0.19

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars)
The following is a reconciliation of EBITDA to adjusted EBITDA and adjusted EBITDA, excluding the Eastern U.S. terminals sold in October 2021.

	Three Months Ended March 31,
	2022	2021
EBITDA	$127,224	$169,152
Impairment loss	46,122	—
Adjusted EBITDA	$173,346	$169,152

Divested assets:
Operating income		$974
Depreciation and amortization expense		6,370
EBITDA of divested assets		$7,344

EBITDA, excluding divested assets		$161,808

The following is a reconciliation of net income to EBITDA, adjusted EBITDA and adjusted EBITDA, excluding the Eastern U.S. terminals and Point Tupper terminal, which were sold in October 2021 and April 2022, respectively.

	Year Ended December 31, 2021	Projected for the Year Ended December 31, 2022
Net income	$38,225	$ 200,000 - 230,000
Interest expense, net	213,985	203,000 - 213,000
Income tax expense	3,888	2,000 - 4,000
Depreciation and amortization expense	274,380	250,000 - 260,000
EBITDA	530,478	655,000 - 707,000
Goodwill impairment loss	34,060	—
Other impairment losses	154,908	46,000
Gain from insurance recoveries and other	(14,860)	—
Adjusted EBITDA	$704,586	$ 701,000 - 753,000

Divested assets:
Operating loss	$(121,763)	$ (44,000 - 46,000)
Depreciation and amortization expense	20,465	1,000
EBITDA of divested assets	(101,298)	(43,000 - 45,000)
Goodwill and other impairment losses	129,771	46,000
Adjusted EBITDA of divested assets	$28,473	$ 1,000 - 3,000

Adjusted EBITDA, excluding divested assets	$676,113	$ 700,000 - 750,000

NuStar Energy L.P. and Subsidiaries
Reconciliation of Non-GAAP Financial Information - Continued
(Unaudited, Thousands of Dollars)
The following are reconciliations for our reported segments of operating income (loss) to EBITDA, adjusted EBITDA and EBITDA, excluding the Eastern U.S. terminals sold in October 2021.

	Three Months Ended March 31, 2022
	Pipeline	Storage	Fuels Marketing
Operating income (loss)	$95,752	$(14,975)	$6,544
Depreciation and amortization expense	44,828	18,475	—
EBITDA	140,580	3,500	6,544
Impairment loss	—	46,122	—
Adjusted EBITDA	$140,580	$49,622	$6,544

	Three Months Ended March 31, 2021
	Pipeline	Storage	Fuels Marketing
Operating income	$79,379	$42,718	$2,731
Depreciation and amortization expense	44,794	23,624	—
EBITDA	$124,173	$66,342	$2,731

Divested assets:
Operating income		$974
Depreciation and amortization expense		6,370
EBITDA of divested assets		$7,344

EBITDA, excluding divested assets		$58,998
The following is reconciliation of operating income to EBITDA for our storage segment.

Three Months Ended December 31, 2021
Storage
Operating income	$26,986
Depreciation and amortization expense	19,282
EBITDA	$46,268